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                                                                  EXHIBIT 20.1
NEWS RELEASE

For Release:  Immediate

Contact:      Jean Fargo
              Corporate Communications Mgr.
              (847) 405-3953


SPS ANNOUNCES NEW CHAIRMAN, ORGANIZATION CHANGES


     Riverwoods, Ill., May 9 1997 -- SPS Transaction Services, Inc. (NYSE:PAY) announced today that Thomas C. Schneider, 59, has been elected Chairman of the Board of Directors. Schneider succeeds Philip J. Purcell, who will remain on the SPS Board.

     Schneider has served as Chief Financial Officer and a Director of SPS since its formation in 1992. He will continue in his role as CFO. He is also Executive Vice President and Chief Financial Officer of Dean Witter, Discover & Co. When the proposed merger of Dean Witter, Discover & Co. and Morgan Stanley Group Inc. is completed, Schneider will be Chief Strategic and Administrative Officer of the new company, Morgan Stanley, Dean Witter, Discover & Co.

     Robert L. Wieseneck, SPS President and Chief Executive Officer, also announced changes in responsibilities for several of the company's officers. "These organizational changes are designed to define business unit accountability as the company continues to grow," he said.

     Robert W. Archer, formerly Senior Vice President, Sales, was named Senior Vice President, Sales and Operations and will assume added management responsibility for all SPS operations centers.

     Richard F. Atkinson, formerly Senior Vice President, Operations, was named Senior Vice President, Consumer Credit Card Services and Serge Uccetta, formerly Vice President, Card Services, was named Vice President, Commercial Accounts Services, giving each accountability for the performance of those respective businesses.

     David J. Peterson was promoted to the new position, Senior Vice President, Commercial Technology Services. He will add responsibility for TeleServices and company subsidiaries Med-Link Technologies, Inc. and Ruf Corporation to his current Network Transaction Services and Corporate Development duties.

     SPS Transaction Services, Inc., headquartered in Riverwoods, Illinois, is a majority-owned subsidiary of Dean Witter, Discover & Co. The company provides a range of technology outsourcing services including network transaction processing, consumer private label credit card programs, commercial accounts receivable processing and teleservices.

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